UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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INOVIO PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INOVIO PHARMACEUTICALS, INC.

1787 Sentry Parkway West, Building 18, Suite 400

Blue Bell, Pennsylvania 19422

To the Stockholders of Inovio Pharmaceuticals, Inc.:

Notice is hereby given that Inovio Pharmaceuticals, Inc. will be holding its Annual Meeting of Stockholders on May 13, 2011, at 9:00 a.m., local time, at the company’s principal executive offices located at 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422.

You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy in the prepaid envelope (for mailing in the United States only) to assure that your shares will be represented at our Annual Meeting. Your shares cannot be voted unless you date, sign and return the enclosed proxy, attend the Annual Meeting in person or vote your shares using the automated Internet or phone system. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. For more information on voting and submitting your proxy by phone or via the Internet, see “Voting of Proxies” on page 2 of the accompanying Proxy Statement. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

A copy of our 2010 Annual Report is also enclosed.

The Board of Directors and management look forward to seeing you at the Annual Meeting.

Very truly yours,

J. Joseph Kim, Ph.D.

Chief Executive Officer

INOVIO PHARMACEUTICALS, INC.

1787 Sentry Parkway West, Building 18, Suite 400

Blue Bell, Pennsylvania 19422

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 13, 2011

To the Stockholders of Inovio Pharmaceuticals, Inc.:

You are invited to attend our 2011 Annual Meeting of the Stockholders, which will be held on May 13, 2011, at 9:00 a.m., local time, at 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422, for the following purposes:

1. To elect five directors to hold office until our 2012 Annual Meeting of Stockholders and until their successors are elected and duly qualified. Our Board has nominated and recommends for election the following persons:

Avtar Dhillon, M.D.

J. Joseph Kim, Ph.D.

Simon X. Benito

Morton Collins, Ph.D.

Keith H. Wells, Ph.D.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.

3. To approve, by a non-binding vote, the compensation of our named executive officers we describe in our accompanying Proxy Statement.

4. To determine, by a non-binding vote, the frequency with which we submit to our stockholders for approval the compensation of our named executive officers;

5. To transact such other business as may properly come before the meeting.

Our Board recommends a vote “for” each of the nominees, “for” proposals 2 and 3 and for “three years” for proposal 4.

Holders of record of our common stock and holders of record of our Series C Cumulative Convertible Preferred Stock at the close of business on March 28, 2011, are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders of record on March 28, 2011 will be available at our principal executive offices, during ordinary business hours, for examination by any Stockholder for any purpose relating to the meeting.

By order of the Board of Directors,

J. Joseph Kim, Ph.D.

Chief Executive Officer

Dated: April 11, 2011

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postpaid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

INOVIO PHARMACEUTICALS, INC.

1787 Sentry Parkway West, Building 18, Suite 400

Blue Bell, Pennsylvania 19422

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

Our Board is soliciting proxies for use at the Annual Meeting of Stockholders to be held at our principal executive offices, 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422 on May 13, 2011 at 9:00 a.m. local time, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement is dated April 11, 2011. We are mailing this Proxy Statement to our stockholders on or about April 15, 2011. Unless the context requires otherwise, references to “we,” “us,” “our,” “Inovio,” and “Company” refer to Inovio Pharmaceuticals, Inc.

General Information

Voting Securities. Only stockholders of record as of the close of business on March 28, 2011 will be entitled to vote at the meeting and any adjournment thereof. As of March 28, 2011, we had the following outstanding:

•	127,254,031 shares of common stock; and

•	26 shares of Series C Cumulative Convertible Preferred Stock, which are convertible into an aggregate of 38,233 shares of common stock.

You may vote in person or by proxy. On the proposals presented in this Proxy Statement, each holder of shares of our:

•	common stock is entitled to one vote for each share of stock held; and

•	Series C Preferred Stock is entitled to 1,470 votes for each share of Series C Preferred Stock held.

Holders of our common stock and Series C Preferred Stock vote together as a single class in connection with each of Proposal Nos. 1, 2, 3 and 4. Our bylaws provide that one-third of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Thus, a quorum for this year’s Annual Meeting consists of 42,430,755 shares.

The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of each of the nominees for director. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. Broker non-votes occur when a broker holding a customer’s securities in street name does not vote on a particular proposal because the broker has not received voting instructions from the customer on certain matters for which the broker is required to have instructions in order to vote.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and voting at the Annual Meeting is necessary for the approval of the other proposals set forth in this Proxy Statement, as explained under each proposal. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum and could prevent the approval of a proposal because they do not count as affirmative votes.

Solicitation of Proxies. We will bear the cost of soliciting proxies. In addition, we will solicit stockholders by mail, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have shares of our stock in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies. If your shares are registered in your own name, you may vote by signing and mailing a completed proxy card or by voting via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope, and your shares will be voted at the meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the Board nominees (Proposal No. 1); FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011 (Proposal No. 2); FOR approval, by a non-binding vote, of the resolution regarding compensation of our named executive officers we describe in this Proxy Statement (Proposal No. 3); and FOR approval, by a non-binding vote, of three years as the frequency with which we will submit to our stockholders for a non-binding vote for approval of the compensation of our named executive officers (Proposal No. 4), and in the discretion of the proxy holders as to any other matters that may properly come before the meeting. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date or by sending written notice of revocation of your proxy to our Secretary at our principal executive offices for receipt before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person. Attendance at the meeting will not in and of itself revoke a valid proxy that was previously delivered; you must also vote in person at the meeting to do so.

If your shares are registered in the name of a bank or brokerage firm, you will receive instructions from the holder of record that must be followed in order for the record holder to vote the shares in accordance with your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the phone or via the Internet. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.

Delivery of Proxy Materials to Households. “Householding” is a program, approved by the Securities and Exchange Commission, or the SEC, which allows companies and intermediaries such as banks or brokers to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy material to any household at which two or more stockholders reside. If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account. If you hold shares of our common stock in your own name as a holder of record, “householding” will not apply to your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2011

Copies of this Proxy Statement and our 2010 Annual Report to Stockholders are also available online at www.inovio.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of six members and will be reduced to five members at the time of our Annual Meeting. There are five nominees for director this year: Avtar Dhillon, M.D., J. Joseph Kim, Ph.D., Simon X. Benito, Morton Collins, Ph.D. and Keith H. Wells, Ph.D. Each of the nominees is currently one of our directors.

If elected, the nominees will serve as directors until our Annual Meeting of Stockholders in 2012 and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, the proxies may be voted for such substitute nominee as the proxy holders may designate.

Information Regarding Directors

The information set forth below as to the nominees for director has been furnished to us by the nominees.

Nominees for Election to Our Board

Name	Age	Present Position with the Company
Avtar Dhillon, M.D.	50	Executive Chairman
J. Joseph Kim, Ph.D.	42	President, Chief Executive Officer and Director
Simon X. Benito	66	Director
Morton Collins, Ph.D.	75	Director
Keith H. Wells, Ph.D.	51	Director

Avtar Dhillon, M.D. joined us as our President and Chief Executive Officer, and as a director, in October 2001, served as our Chairman and President from June 1, 2009 to October 6, 2009, and has served as Executive Chairman since that date. Dr. Dhillon brings to our Board his prior experience in senior management positions with us and with our products and assets, extensive public company governance and capital markets experience and significant industry expertise and contacts. Prior to joining us, Dr. Dhillon was engaged by MDS Capital Corp. (now Lumira Capital Corp.), one of North America’s leading healthcare venture capital organizations, as a consultant in July 1998, and subsequently became Investment Manager in August 1999 and Vice President in 2000. In July 1989, Dr. Dhillon started a medical clinic and subsequently practiced family medicine for over 12 years. From March 1997 to July 1998, Dr. Dhillon served as consultant to Cardiome Pharmaceuticals, a biotechnology company listed on NASDAQ National Market and the Toronto Stock Exchange. Dr. Dhillon has a Bachelor of Science, honors degree in physiology and M.D. degree from the University of British Columbia. Dr. Dhillon is also a director of Protox Therapeutics, a publicly traded specialty pharmaceutical company and Auricle Biomedical, a capital pool company. Dr Dhillon has also served since March 2011 as the non-executive Chairman of OncoSec Medical, Inc.

J. Joseph Kim, PH.D. joined us as our Chief Executive Officer and a director on June 1, 2009 and also became our President on October 6, 2009. Dr. Kim is a principal architect of our SynCon™ vaccine technology platform and his leadership is central to our business of discovering, developing, and delivering DNA vaccines. He was co-founder of VGX Pharmaceuticals, Inc., or VGX, and its former President, Chief Executive Officer and a director from 2000 to June 2009. Prior to joining VGX, Dr. Kim led efforts in manufacturing and process development of several FDA-approved products and developmental therapeutics at Merck. These products include FDA-approved vaccines for Hepatitis as well as developmental vaccines and therapeutics for HIV/AIDS. Dr. Kim has published over 100 peer-reviewed scientific papers and book chapters, holds numerous patents and sits on several editorial boards and review panels. In 2002, Dr. Kim was named as one of the world’s top 100 young innovators by Technology Review magazine and as one of the “40 under 40” by the Philadelphia Business Journal, which highlights the most dynamic professionals who are under 40 years of age in the region. Dr. Kim was also selected on the list of the “50 Most Influential Men” in the October 2003 and in the October 2006 “Power Issue” of Details Magazine. In 2004, Dr. Kim and VGX were selected as one of 30 Technology Pioneers by the World Economic Forum. Furthermore, Dr. Kim was featured in the “Who’s Next 2005” issue of Newsweek International, which included a group of 10 leaders, scientists, and executives at the forefront of change and impact in the world. Most recently in 2006, Dr. Kim has been named a Young Global Leader by the Forum of Young Global Leaders, an affiliate of the World Economic Forum. Dr. Kim was among 175 leading executives, public figures and intellectuals under the age of 40 from 50 countries. Dr. Kim has also been featured in articles in Forbes and the New Yorker and in numerous other Media Outlets. Dr. Kim was trained in economics, engineering and biological sciences at MIT where he was a U.S. Senate Honors Scholar. He holds a Ph.D. in Biochemical Engineering from the University of Pennsylvania and an MBA in Finance from the Wharton School.

Simon X. Benito has served on our Board since December 2003 and brings to our Board formal accounting and financial training and expertise, deep public company board experience, senior management experience in the health care industry, and important industry contacts. Prior to his retirement, Mr. Benito had a successful and extensive career serving several health care companies in senior executive positions, including 25 years at Merck & Co, Inc. His most recent positions included Senior Vice President, Merck Vaccine Division; Executive Vice President, Merck-Medco Managed Care; and Executive Director and Vice President, Merck Human Health, Japan. In addition, Mr. Benito was a Fellow of the Institute of Chartered Accountants in England and Wales for over 30 years until his retirement in 1999. Since April 2005, Mr. Benito has served as a director of DURECT Corporation, a publicly traded specialty pharmaceutical company.

Morton Collins, Ph.D. has served on our Board since June 1, 2009 and brings to our Board significant experience in raising and deploying capital for life sciences companies, extensive business and board experience in the life science industry and important industry contacts. Dr. Collins was previously a director of VGX from June 2008 to June 2009. Dr. Collins has been a General Partner of Battelle Ventures since July 2003 and Innovation Valley Partners since August 2005. For the past 40 years, Dr. Collins has acquired broad expertise in venture capital funding of early-stage high-technology companies as a founder and managing partner of five different funds, Data Science Ventures I, II, III, and IV and Cardinal Partners. He chaired President Reagan’s Task Force on Innovation and Entrepreneurship and served as a technology policy advisor to President George H. W. Bush. He is a former President, Director and Chairman of the National Venture Capital Association, and currently serves as Director to Kopin Corporation and several private companies. Dr. Collins holds a B.S. in Engineering from the University of Delaware, and his M.A. and Doctorate degrees in Engineering from Princeton University.

Keith H. Wells, Ph.D. has served on our Board since October 26, 2009 and brings to our Board considerable expertise in all facets of the vaccine development process, including process development and validation, manufacturing operations, and U.S. and European regulatory strategy. Prior to that, he was a director of VGX from June 2008 to June 2009. For the past 10 years, Dr. Wells has been a senior member of Biologics Consulting Group and has provided his expertise to a number of commercial and development stage companies and government agencies. He has directed vaccine development at Acambis, PLC, Oravax, and The Salk Institute, and provided R&D support to vaccine manufacturing at Merck & Co. He has a Ph.D. in microbiology and immunology from State University of New York Health Science Center at Syracuse.

During the year ended December 31, 2010, our Board met six times, the Audit Committee met four times, the Nomination and Corporate Governance Committee met five times and the Compensation Committee met six times. Each director attended at least 75% of the aggregate number of meetings held by (i) our Board and (ii) those committees of our Board on which he served.

Committees of Our Board and Attendance at Board Meetings

Under our Corporate Governance Policy, we expect our directors to attend our Annual Meeting of Stockholders. All of the directors attended the Annual Meeting of Stockholders held in 2010.

Audit Committee

The functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing its independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing its audit work, reviewing and pre-approving any non-audit services that may be performed by it, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee acts pursuant to a written charter that is available on our website at: http://media.corporate-ir.net/media_files/irol/10/105128/corpGov/AuditCommittee.pdf .

The members of the Audit Committee currently are Simon X. Benito (Chair), Morton Collins and Keith H. Wells. Each member of the Audit Committee is independent under the NYSE Amex listing standards. The Board has determined that Mr. Benito is an “audit committee financial expert” as defined under SEC regulations.

Compensation Committee

The Compensation Committee reviews and approves the compensation and benefits of our executive officers, including the Chief Executive Officer, and directors, oversees the administration of our stock option and employee benefits plans, and reviews general policy relating to compensation and benefits. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee. The Compensation Committee acts pursuant to a written charter that is available on our website at: http://media.corporate-ir.net/media_files/irol/10/105128/corpGov/CompCommit.pdf.

The members of the Compensation Committee currently are Morton Collins (Chair), Simon X. Benito and David J. Williams. Tee Khiang Ng was also a member of the Compensation Committee prior to our 2010 Annual Meeting of Stockholders. Each member of the Compensation Committee is independent under the NYSE Amex listing standards.

During the third quarter of 2009, the Compensation Committee engaged Setren, Smallberg & Associates, an independent compensation consultant, to provide information on compensation trends and practices and to assist them in evaluating our executive compensation policy and programs. This analysis was used to determine appropriate levels of compensation for our executive officers. Due to the proximity of time, the Compensation Committee did not retain a compensation consultant to provide compensation recommendations in 2010; instead, the Committee used the 2009 report from Setren, Smallberg & Associates. In the first quarter of 2011, the Compensation Committee engaged J. Richard and Company to prepare a compensation study and make recommendations regarding the amount and form of our executive and non-employee director compensation.

Nomination and Corporate Governance Committee

The Nomination and Corporate Governance Committee identifies prospective candidates to serve on our Board, recommends nominees for election to our Board, develops and recommends Board member selection criteria, considers committee member qualification, recommends corporate governance principles to our Board, and provides oversight in the evaluation of our Board and each committee. The Nomination and Corporate Governance Committee acts pursuant to a written charter on our website at: http://media.corporate-ir.net/media_files/irol/10/105128/corpGov/NomandCorpGov.pdf.

The members of the Nomination and Corporate Governance Committee currently are Keith H. Wells (Chair), Simon X. Benito and Morton Collins. Tee Khiang Ng was also a member of the Nomination and Corporate Governance Committee prior to our 2010 Annual Meeting of Stockholders. David J. Williams also served as a member of the Nomination and Corporate Governance Committee until April 2011. Each member of the Nomination and Corporate Governance Committee is independent under the NYSE Amex listing standards.

Director Nominations

The Nomination and Corporate Governance Committee evaluates and recommends to our Board director nominees for each election of directors. As stated in our Corporate Governance Policy, our Board seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity.

Specifically, in fulfilling its responsibilities, the Nomination and Corporate Governance Committee considers the following factors: (i) the appropriate size of our Board and its committees; (ii) our needs with respect to the particular talents and experience of its directors; (iii) the knowledge, skills and experience of nominees, including experience in our industry, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of our Board; (iv) experience with accounting rules and practices; (v) applicable regulatory and securities exchange/association requirements (including the NYSE Amex qualitative listing standards); and (vi) a balance between the benefit of continuity and the desire for a fresh perspective provided by new members.

The Nomination and Corporate Governance Committee’s goal is to assemble a board that brings to us a variety of perspectives and skills, and sound business understanding and judgment, derived from high quality business, professional, governmental, community, scientific or educational experience. In doing so, the Nomination and Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing factors, there are no stated minimum criteria for director nominees. However, the Nomination and Corporate Governance Committee may also consider such other factors as it may deem are in our best interests and the interests of our stockholders. The Nomination and Corporate Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of our Board must meet the criteria for an “audit committee financial expert” as defined by SEC rules. The Nomination and Corporate Governance Committee also believes it appropriate for our Chief Executive Officer to participate as a member of our Board. Further, the Committee believes that the continuing service of qualified incumbent directors promotes stability and continuity in the board room, while giving us the benefit of familiarity and insight into our affairs that directors have accumulated during their tenure, and therefore generally re-nominates incumbent directors who continue to satisfy the Committee’s criteria for membership on our Board.

All directors and director nominees are required to submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nomination and Corporate Governance Committee.

We do not have a written policy with respect to Board diversity; however, our Corporate Governance Policy states that the assessment of director nominees will include consideration of diversity, skills and experience in the context of the needs of our Board. The Nominating and Corporate Governance Committee and our Board

believe that a diverse board leads to improved company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation.

The Nomination and Corporate Governance Committee identifies nominees by first evaluating the current members of our Board who are willing to continue in service. The Committee considers for re-nomination current members of our Board with skills and experience that are relevant to our business balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective. If any member of our Board does not wish to continue in service, the Nomination and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nomination and Corporate Governance Committee and our Board will be consulted for suggestions as to individuals meeting the criteria of the Nomination and Corporate Governance Committee. Research may also be performed to identify qualified individuals. If the Nomination and Corporate Governance Committee believes that our Board requires additional candidates for nomination, the Nomination and Corporate Governance Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

The Nomination and Corporate Governance Committee will consider nominees recommended by stockholders. Our bylaws provide that nominations shall be made pursuant to timely notice in writing to our corporate secretary. To be timely, in the case of a stockholder seeking to have a nomination included in our proxy statement, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days or more than 180 days prior to the first anniversary of the date on which we first mailed our proxy materials (or, in the absence of proxy materials, our notice of meeting) for the previous year’s annual meeting of stockholders. However, if we did not hold an annual meeting the previous year, or if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, then notice by the stockholder to be timely must be delivered to our corporate secretary at our principal executive offices not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such meeting is first made. If the stockholder is not seeking inclusion of the nomination in our proxy statement, timely notice consists of a stockholder’s notice delivered to or mailed and received at our principal executive offices not less than 90 days prior to the date of the annual meeting.

The stockholder’s notice relating to director nomination(s) shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of our capital stock which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act or 1934, or the Exchange Act; (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, and (ii) the class and number of shares of our capital stock that are beneficially owned by the stockholder; (c) as to the stockholder giving the notice and any Stockholder Associated Person, as described below, to the extent not set forth pursuant to the immediately preceding clause, whether and the extent to which any Relevant Hedge Transaction, as described below, has been entered into, and (d) as to the stockholder giving the notice and any Stockholder Associated Person, (1) whether and the extent to which any Derivative Instrument is directly or indirectly beneficially owned, (2) any rights to dividends on our shares owned beneficially by such stockholder that are separated or separable from the underlying shares, (3) any proportionate interest in our shares or Derivative Instruments, as described below, held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (4) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of our shares or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date). We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.

For purposes of our bylaws:

•

A “Stockholder Associated Person” of any stockholder means (i) any person controlling or controlled by, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of our stock owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person;

•

A “Relevant Hedge Transaction” is any hedging or other transaction or series of transactions, or any other agreement, arrangement or understanding (including, but not limited to, any short position or any borrowing or lending of shares of stock), the effect or intent of which is to mitigate loss or increase profit to or manage the risk or benefit of stock price changes for, or to increase or decrease the voting power of, a stockholder with respect to any share of our stock; and

•

“Derivative Instrument” means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our shares, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital stock or otherwise, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of our shares.

Corporate Governance

Our Corporate Governance Policy, our Code of Business Conduct and Ethics, including our Code of Ethics, and the charters of the committees of our Board are available on our website, www.Inovio.com.

Communications Policy

Our Board has procedures in place designed to ensure effective communication among us, our stockholders, prospective investors and the public, including the dissemination of information on a regular and timely basis. Stockholders who want to communicate with our Board or any individual director can write to our Secretary at the following address: 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422. Your letter should indicate that you are one of our stockholders. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example, where it is a request for information about us or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Board Leadership Structure

Our Board currently separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for setting our strategic direction and our day-to-day leadership and performance, while the Chairman of the Board provides guidance to the Chief Executive Officer, works with the Chief Executive Officer in setting the agenda for Board meetings and presides over meetings of the full Board. However, our Board believes it should be able to freely select the Chairman of the Board based on criteria that it deems to be in our best interests and the interests of our stockholders, and therefore one person may, in the future, serve as both our Chief Executive Officer and Chairman of the Board.

The functions of our Board are carried out by the full Board and, when delegated, by the Board committees. Each director participates in our major strategic and policy decisions.

Board Role in Risk Management

The risk oversight function of our Board is carried out by both the Board and the Audit Committee. Management prepares and presents an annual business plan to the Board, which identifies risks associated with our operations and is reviewed quarterly by the Board. As provided in its charter, the Audit Committee meets periodically with management to discuss major financial and operating risk exposures and the steps, guidelines and policies taken or implemented related to risk assessment and risk management. Matters of strategic risk are considered by our Board. Each quarter management reports to the Audit Committee on legal, finance, accounting and tax matters. Our Board is provided with reports on legal matters at least quarterly and on other matters related to risk oversight on an as needed basis.

Code of Ethics

We have adopted a Code of Ethics, which applies to all directors, officers and employees, including the principal executive officer, principal financial and accounting officer and controller. The purpose of the Code is to promote honest and ethical conduct. The Code of Ethics is included in our Code of Business Conduct and Ethics and is available on our website and is also available in print, without charge, upon written request to our corporate secretary at 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422. Any amendments to or waivers of the Code will be promptly posted on our website at www.Inovio.com or in a report on Form 8-K, as required by applicable laws.

Board Member Independence

Our Board has determined that, except for Drs. Dhillon and Kim, all of the nominees for election to our Board listed above are, and all other individuals who served as members of our Board in 2010 were, “independent” as independence is defined in the NYSE Amex qualification standards. Drs. Dhillon and Kim are not considered independent because they are current employees.

Our Board unanimously recommends that you vote “FOR” each nominee listed above. The proxy holders will vote your proxy in that manner unless you specify otherwise on the accompanying proxy card.

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in our annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The Audit Committee reviewed with Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of these audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from management and our company, has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting

Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has considered the compatibility of non-audit services with Ernst and Young’s independence.

The Audit Committee met with Ernst & Young LLP to discuss the overall scope of their audit. The meetings with Ernst & Young LLP were held, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting. The Company also discussed with management the results of management’s assessment of the effectiveness of internal control over financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to our Board that the audited financial statements be included in our annual report for the year ended December 31, 2010. The Audit Committee and our Board also have recommended the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

This Audit Committee Report is not soliciting material, is not deemed to be filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made by us before or after the date hereof, regardless of any general incorporation language in any such filing, except to the extent we specifically incorporate this material by reference into any such filing.

The foregoing report has been furnished by the Audit Committee.

Simon X. Benito

Morton Collins

Keith H. Wells

Dated: March 4, 2011

Compensation of Directors

Non-Employee Director Compensation Program adopted in September 2009

On September 30, 2009, the Compensation Committee approved a revised compensation structure for our non-employee directors. Each of our non-employee directors will be paid $20,000 annually and receive $1,500 for attendance at each in-person board meeting and $750 for attendance at each telephonic board meeting. Additionally, the chairperson of each of the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee will each receive $14,000, $9,000 and $5,000 annually, respectively, and members of the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee (not including chairpersons) will receive $8,000, $5,000 and $3,000 annually, respectively, and $1,000 for attendance at each meeting of such committees.

Upon their election to our Board, each of our non-employee directors will be granted an initial option to purchase up to 75,000 shares of our common stock at the then fair market value pursuant to the terms of our Amended and Restated 2007 Omnibus Incentive Plan. In addition, each non-employee director will be automatically granted an option to purchase up to 35,000 shares of our common stock if he or she remains on our Board on the date of each annual meeting of stockholders.

2010 Non-Employee Director Option Grants

During the year ended December 31, 2010, we granted 10-year options to purchase a total of 140,000 shares of our common stock to our non-employee directors. Messrs. Benito, Collins, Wells and Williams all received options to purchase 35,000 shares each, exercisable at $1.15 per share.

Director Compensation Table

The following table sets forth certain information with respect to non-employee director compensation during 2010.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Simon X. Benito(2)	53,000	33,233	86,233
Morton Collins(3)	51,000	33,233	84,233
David J. Williams(4)	41,750	33,233	74,983
Keith H. Wells(5)	43,750	33,233	76,983
Ng Tee Khiang(6)	10,250	—	10,250

(1)	Represents the grant date fair value of stock option awards computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, excluding the effect of estimated forfeitures. See Note 11 “Stockholder’s Equity”, to our Audited Consolidated Financial Statements for the year ended December 31, 2010, for the assumptions made in determining stock compensation values.

(2)	At December 31, 2010 Mr. Benito held options to purchase 201,250 shares of our common stock.

(3)	At December 31, 2010 Mr. Collins held options to purchase 110,000 shares of our common stock.

(4)	At December 31, 2010 Mr. Williams held options to purchase 110,000 shares of our common stock.

(5)	At December 31, 2010 Mr. Wells held options to purchase 127,662 shares of our common stock.

(6)	At December 31, 2010 Mr. Khiang held options to purchase 48,772 shares of our common stock which will expire on May 14, 2011. Mr. Khiang’s term expired as of our 2010 Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 28, 2011 with respect to the beneficial ownership of our common stock by (i) each person known to us to be the beneficial owners of more than 5% of our common stock, (ii) each of our directors and nominees for director, (iii) each of the named executive officers and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a stockholder and the percentage of ownership of that stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that stockholder that are convertible or exercisable, as the case may be, within 60 days of March 28, 2011 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Each stockholder’s percentage of ownership in the following table is based upon 127,254,031 shares of common stock outstanding as of March 28, 2011.

Beneficial Owner of Shares of Common Stock(1)(2)	Amount and Nature of Beneficial Ownership of Shares of Common Stock	Percent of Class of Shares of Common Stock
5% Stockholders:

Austin W. Marxe and David M. Greenhouse (3)	21,130,400	16.6%

Directors, Director Nominees and Executive Officers:
Avtar Dhillon(4)	1,507,078	1.17%
J. Joseph Kim(5)	15,383,852	11.76%
Simon X. Benito(6)	174,284	*
Morton Collins(7)	291,709	*
David J. Williams(8)	75,845	*
Keith H. Wells(9)	93,507	*
Peter D. Kies(10)	415,937	*
All executive officers and directors as a group (7 persons)	17,942,212	13.76%

*	Less than 1%

(1)	This table is based upon information supplied by officers, directors and principal stockholders. Except as shown otherwise in the table, the address of each stockholder listed is in care of our principal executive offices at 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422.

(2)	Except as otherwise indicated in the footnotes of this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(3)	Mr. Marxe and Mr. Greenhouse share sole voting and investment power over 3,913,000 shares of common stock and 1,956,500 warrants not currently exercisable owned by Special Situations Cayman Fund, L.P., 12,173,900 shares of common stock and 6,086,950 warrants not currently exercisable owned by Special Situations Fund III QP, L.P., 2,869,600 shares of common stock and 1,434,800 warrants not currently exercisable owned by Special Situations Private Equity Fund, L.P., and 2,173,900 shares of common stock and 1,086,950 warrants not currently exercisable owned by Special Situations Life Sciences Fund, L.P. The warrants are not included in the beneficial ownership calculation as they do not become exercisable until July 26, 2011.

(4)	Includes 1,293,746 shares of common stock issuable pursuant to options exercisable within 60 days of March 28, 2011.

(5)	Includes 1,324,620 shares underlying warrants that are exercisable within 60 days of April 9, 2011 and 2,213,960 shares issuable pursuant to options exercisable within 60 days of March 28, 2011. These shares include 3,450,000 shares of common stock held in a voting trust created upon closing of the merger with VGX. The voting trustees will vote the shares in accordance with the percentage of votes cast by all stockholders.

(6)	Includes 167,095 shares of common stock issuable pursuant to options that are exercisable within 60 days of March 28, 2011.

(7)	Includes 75,845 shares of common stock issuable pursuant to options exercisable within 60 days of March 28, 2011.

(8)	Includes 75,845 shares of common stock issuable pursuant to options exercisable within 60 days of March 28, 2011.

(9)	Includes 93,507 shares of common stock issuable pursuant to options exercisable within 60 days of March 28, 2011.

(10)	Includes 414,375 shares of common stock issuable pursuant to options exercisable within 60 days of March 28, 2011.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth information as to persons who served as our executive officers during the year ended December 31, 2010 and as of March 28, 2011:

Name	Age	Position
Avtar Dhillon, M.D.	50	Executive Chairman; Former Chief Executive Officer
J. Joseph Kim, Ph.D	42	President, Chief Executive Officer and Director
Peter D. Kies	47	Chief Financial Officer

For biographical information regarding Drs. Dhillon and Kim, see “Proposal 1—Election of Directors.”

Peter D. Kies—Chief Financial Officer. Mr. Kies has been employed as our Chief Financial Officer since June 2002. For the 15 years prior to joining us, Mr. Kies acquired broad expertise in the functional and strategic management of biotechnology and high technology companies across the full spectrum of corporate growth, from initial public offering to profitability. From May 1996 until joining us, he served as Chief Financial Officer for Newgen Results Corporation, and prior to that served as Controller for Cytel Corporation and as an auditor for Ernst & Young LLP. Mr. Kies holds a B.S. in Business Administration from United States International University in San Diego, California.

Family Relationships

No family relationships exist between any of our directors or executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We are a biopharmaceutical company focused on the development of a new generation of vaccines, called DNA vaccines, focused on cancers and infectious diseases. The success of development companies is significantly influenced by the quality and motivation of their work force. Our compensation programs are straightforward and do not materially change from year to year. The core principle of our compensation philosophy for executive officers continues to be a strong pay-for-performance structure that ties a significant portion of each executive officer’s compensation to both corporate and individual performance. We seek to provide a competitive total compensation opportunity for our executive management team through a combination of base salary, cash incentive bonuses, long-term equity incentive compensation and benefit programs. Our pay-for-performance philosophy drives the amount of pay that is actually realized.

This Compensation Discussion and Analysis describes our compensation objectives, our executive compensation process and our policies and actions with respect to each compensation element. We describe the rationale for compensation decisions made in 2010 with respect to our President and Chief Executive Officer, our Executive Chairman and our Chief Financial Officer, who we refer to as our named executive officers.

Our Executive Compensation Program

Program Objectives

We design our executive compensation program to achieve the following objectives:

•	Motivate and reward executives whose knowledge, skills and performance are essential to our success;

•	Align the performance of our executives and the interests of our stockholders;

•	Recruit and retain executive talent; and

•	Support the corporate business strategy and business plan by rewarding achievement based on our expectations for results and attainment of short-term and long-term goals by our executives.

Compensation Process

The Compensation Committee of our Board has the primary responsibility for determining compensation of our executives. Our Board has determined that each member of our Compensation Committee is “independent” as that term is defined by applicable NYSE Amex rules, is an “outside director” as defined in Section 162(m) of the Internal Revenue Code, or the Code, and a “non-employee” director as defined under Section 16 of the Exchange Act.

Our Compensation Committee determines all compensation matters for our named executive officers, including base salary, bonuses, and equity compensations. Utilizing input from our Chief Executive Officer as well as those of independent compensation consultants as needed, the Compensation Committee makes an independent decision on compensation for each executive. The Compensation Committee also oversees the Chief Executive Officers and other senior officers in making compensation determinations of our non-executive staff. The primary goal of our Compensation Committee is to closely align the interests of our named executive officers and staff with those of our stockholders. To achieve this goal, our Compensation Committee relies on compensation that is designed to attract and retain executives and other staff whose abilities are critical to our long term success, that motivates individuals to perform at their highest level and that rewards achievement. The Compensation Committee assesses performance on a number of subjective and objective factors, including the achievement of company and individual performance goals.

In making decisions regarding executive compensation, our Compensation Committee considers, among other things:

•	Past compensation levels of each executive and the executives as a group;

•	Consistency of current compensation with previous compensation decisions and benchmarks;

•	Existing levels of stock and stock option ownership among our executives, previous stock option grants and vesting schedules to ensure executive retention and alignment with stockholder interests;

•	Management recommendations; and

•	General trends in executive compensation.

The Compensation Committee conducts an annual review of the Chief Executive Officer’s performance and reports its evaluation to the Board. The Board reviews the Compensation Committee’s evaluation and recommendation and also evaluates the Chief Executive Officer’s performance according to the goals and objectives established periodically by the full Board. This review serves as the basis for the recommendation of the Compensation Committee on Chief Executive Officer compensation.

During the third quarter of 2009 subsequent to our merger with VGX, the Compensation Committee engaged Setren, Smallberg & Associates, an independent compensation consultant, to provide information to them on compensation trends and practices and to assist them in evaluating our executive compensation policy and programs. This analysis was used to determine appropriate levels of executive compensation for the newly combined company. Due to the proximity of time, the Compensation Committee did not retain a compensation consultant to provide compensation recommendations in 2010; instead, the Committee used the 2009 report from Setren, Smallberg & Associates. In the first quarter of 2011, the Compensation Committee engaged J. Richard & Co., an independent compensation consultant, to provide information to them on compensation trends and practices and to assist them in evaluating our executive compensation policy and programs. To facilitate the Compensation Committee’s review and decision making for the overall compensation strategy, J. Richard & Co. provided the Compensation Committee with a survey group proxy study, general healthcare industry market data, benchmarks for stock options issuances and recommendations on types of equity awards for executives. J. Richard & Co. does not provide services to our management without the Compensation Committee’s approval, but has been directed by the Compensation Committee to work in cooperation with management as necessary to gather information to carry out its obligation to the Compensation Committee.

Competitive Considerations

The Compensation Committee did not retain a compensation consultant to provide fiscal 2010 compensation recommendation due to the fact that executive compensation was reviewed and adjusted at the end of 2009 subsequent to the merger. No executive compensation adjustments were implemented during 2010. As part of the Compensation Committee’s ongoing review of our compensation programs for fiscal year 2011, the Committee intends to determine the aggregate level of total compensation of our executives, the combination of elements used to compensate our executives as well as a comparison to the compensation of named executive officers of other companies. During the first quarter 2011, the Compensation Committee has engaged J. Richard & Co., an independent compensation consultant. In addition, the results from the 2010 Radford Global Life Sciences Survey will be reviewed as a part of the ongoing analysis by the Compensation Committee to assist in their decision making. The Compensation Committee will review compensation levels of the companies referred to as our “peer group” as a reference point of compensation levels. The “peer group” companies are referred to collectively as our “survey group”. The companies in our survey group were selected based on comparability, size and similarity. The companies which comprised the survey group were as follows:

Agenus, Inc.

Alnylam Pharmaceuticals, Inc.

AVI Biopharma, Inc.

BioCryst Pharmaceuticals, Inc.

Celldex Therapeutics, Inc.

Cell Therapeutics, Inc.

DynavaxTechnologies Corporation

Genvec, Inc.

Geron Corporation

Hermispherx Biopharma, Inc.

Ligand Pharmaceuticals, Inc.

Nabi Biopharmaceuticals

Novavax, Inc.

Vical Incorporated

The survey group provides a gauge of compensation levels from external sources and allows us to assess their compensation practices. We believe that executive compensation should consist of base salary that is competitive with those in our survey group, an annual incentive plan designed to incentivize our executive officers and equity incentive awards. We target these items of compensation to be at the 50th percentile of a combination of our survey group and market studies. We believe that this level appropriately reflects our size and the goals we have for our growth, and that will allow us to attract and retain quality executives.

Compensation Components

Our executive compensation primarily consists of base salary, cash incentive compensation and long-term equity-based compensation. We place significant emphasis on performance-based incentive compensation that focuses on our executives’ efforts on delivering short-term and long-term value for our stockholders without encouraging excessive risk taking.

The factors our Compensation Committee considered for each of our executives in 2010 included:

•	Our executives’ performance during 2010 in general and as measured against predetermined performance goals;

•	The roles and responsibilities of our executives;

•	The individual experience and skills of our executives;

•	Any contractual commitments we have made to our executives regarding compensation; and

•	Compensation paid by similar companies to their executives with similar roles and responsibilities.

We have an executive compensation philosophy and goals based on attracting, retaining and rewarding experienced and talented executive officers. In addition, we believe that executive compensation should be linked to corporate performance and accomplishments that increase stockholder value. As such, our executive compensation policy focuses on aligning the interests of our executive officers with the long-term interests of our stockholders and with our corporate strategies and goals.

Base salaries of executive officers are reviewed and approved annually by our Compensation Committee and adjustments are made based on (i) salary recommendations from our Chief Executive Officer, (ii) individual performance of executive officers for the previous fiscal year, (iii) our financial results for the previous year, and (iv) our financial condition. Our Chief Executive Officer does not make recommendations regarding his own compensation. In addition, in establishing the total compensation package for our Chief Executive Officer, the Compensation Committee pursues the same objectives and policies that apply for our other executive officers.

Base Salary

Base salary reflects job responsibilities, value to us and individual performance, taking into consideration the need to attract and retain our executives. We determine salaries for our named executive officers initially by reference to each executive’s employment agreement, which we describe below. The Compensation Committee determines any increase over these salaries based upon recommendations of our Chief Executive Officer, except in the case of the Chief Executive officer’s own compensation. The Compensation Committee generally reviews base salaries of our executives annually and adjusts salaries from time to time to realign salaries with market levels, individual performance and experience.

Achievement of individual and corporate goals along with the executive officer’s level of responsibility, competitive factors and our internal policies regarding salary increases were considered regarding 2010 and 2011 salary increases.

There were no salary increases for named executive officers in 2010. Merit-based salary increases for 2011 were 5% for named executive officers. These salary increases were in line with company-wide salary increases.

Performance-Based Annual Cash Incentive Compensation

We provide for an annual cash incentive that reinforces our pay-for-performance approach. This incentive compensation is a short-term incentive program that rewards achievement of annual goals and objectives. Annual incentive awards are awarded on a discretionary basis, usually at or after the end of our fiscal year.

Each year, the Chief Executive Officer provides Company goals to the Board for review and the Board approves the goals and assigned weightings. The weightings for each goal vary year to year depending on the importance of the goal for a particular year. At the end of the year, our Board measures actual performance against the predetermined performance goals, using both company and individual performance measures.

Under the 2010 annual incentive plan, the named executive officers had a targeted annual payout of between 20% and 50% of their base salary. Of this targeted percentage, 66% related to achievement of the corporate goals and 33% related to performance with respect to agreed-upon individual performance objectives. These objectives were set based on company priorities and typically consisted of between five to ten goals for each individual for the year. Individual goals are established annually in such a way as to support overall company goals and are largely qualitative in nature. To determine the amount payable under the personal goals component of the incentive plan, the Compensation Committee evaluated the 2010 individual performance of our executive officers at its February 2011 meeting. Since qualitative factors are involved in the determination of an individual’s performance, the Compensation Committee made a subjective assessment of performance, based on input from the Chief Executive Officer and the Chief Financial Officer.

Highlights of the 2010 accomplishments taken into account by the Compensation Committee to determine overall corporate performance as well as the weight given to each category included the following:

•	Generated human proof-of-concept DNA delivery data for DNA Vaccines (30%);

•	Developed high-quality research and development pipeline (25%);

•	Maintained strong financial position with combination of equity, licensing and grant funding (30%); and

•	Divested or partnered non-core programs (15%).

Long-Term Equity-Based Incentive Compensation

Our long-term incentive program provides an annual award, with the potential for periodic awards, which is performance based. The objective of the program is to align compensation for named executive officers over a multi-year period directly with the interests of our stockholders by motivating and rewarding creation and preservation of long-term stockholder value. We believe that we can maximize our long-term performance best if we tie the value of the long-term benefits our executives receive to our long-term performance.

The primary form of equity compensation that we have historically awarded to our executive officers is stock options. Our Compensation Committee receives preliminary recommendations for periodic stock option grants from our Chief Executive Officer. Our Compensation Committee then reviews the recommendations and recommends stock option grants for all of our officers, including our Chief Executive Officer and the other named executive officers, to our Board for approval.

Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price typically for a period of up to ten years, subject to continued service with us in accordance with the terms of our equity incentive plans, and generally vest over four years. We do not grant stock options that have exercise prices below the fair market values of our common stock on the date of grant. We do not reduce the exercise price of stock options if the price of our common stock subsequently declines below the exercise price unless we first obtain stockholder approval. However, we do adjust the exercise price of previously granted stock options to reflect recapitalizations, stock splits, mergers, and similar events as permitted by the applicable stock plans.

We generally grant stock options to our employees, including our named executive officers, in connection with their initial employment with us. We also typically grant stock options on an annual basis as part of annual performance reviews of our employees. We grant equity incentive compensation to our executive officers because we believe doing so will motivate our executives by aligning their interest more closely with the interest of our stockholders.

During the year ended December 31, 2010 there were no stock options granted to our named executive officers. On March 11, 2011 we granted stock options to purchase 250,000 shares, 150,000 shares and 120,000 shares of our common stock to J. Joseph Kim, Avtar Dhillon, and Peter Kies, respectively. These stock option awards have an exercise price of $1.14 per share and vest in four equal installments of 25% immediately as of the grant date and 25% on each anniversary thereafter.

Other Aspects of Our Compensation Philosophy

Other Benefits

We provide our named executive officers with the same employee benefits that all of our other employees receive under our broad-based benefit plans. These plans provide for health benefits, life insurance and other welfare benefits.

Perquisites

We do not provide our named executive officers with any retirement or welfare plan benefits that we do not provide to all of our other employees.

Risks Related to Compensation Policies and Practices

The Compensation Committee has considered whether our overall compensation program for employees in 2011 creates incentives for employees to take excessive or unreasonable risks that could materially harm our Company. We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long- and short-term compensation incentives that we believe is properly weighted, the uniformity of compensation practices across our Company and the use of our 2011 business plan, which the Compensation Committee regards as setting an appropriate level of risk taking for us, as a baseline for bonus plan targets for our management. We also believe our internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing us to a harmful long-term business transaction in exchange for short-term compensation benefits.

Recoupment Policy

In order to align further management’s interests with the interests of our stockholders and to support good corporate governance practices, it is the intention of our Board to adopt a recoupment policy applicable to our annual bonus based on our results of operations and to stock options we have granted to our executive officers promptly following the definitive adoption of regulations under the Dodd-Frank Act. Subject to rules of the SEC and NYSE Amex, in the event that we are required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws, we will recover from any of our current or former executive officers, as determined in accordance with such rules, who received incentive-based compensation (including stock options awarded as compensation) during the three-year period preceding the date on which we are required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement and any respective profits that officer has realized from the sale of our securities during the 12-month period preceding the date on which we are required to prepare an accounting restatement.

EXECUTIVE COMPENSATION

This section of the Proxy Statement sets forth compensation information for Avtar Dhillon, M.D., our Chief Executive Officer from January 1, 2009 to May 31, 2009 (and current Executive Chairman), J. Joseph Kim, Ph.D., our Chief Executive Officer since June 1, 2009 and Peter D. Kies, our Chief Financial Officer (each a “named executive officer” and collectively the “named executive officers”).

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(4)	Option Awards ($)(5)	All Other Compensation ($)(6)	Total ($)
Dr. J. Joseph Kim	2010	362,525	153,090	(3)	—	—	9,122	524,737
President, Chief Executive Officer and Director	2009	179,372	132,300	(2)	—	360,528	—	672,200
	2008	—	—		—	—	—	—

Dr. Avtar Dhillon,	2010	374,943	480,048	(8)	—	—	5,234	860,225
Executive Chairman; Former Chief Executive Officer	2009	370,856	444,136	(7)	—	160,950	144,814	1,120,756
	2008	369,417	—		65,250	67,370	18,725	520,762

Peter D. Kies,	2010	229,568	51,750	(3)	—	—	1,415	282,733
Chief Financial Officer	2009	223,700	255,056	(7)	—	109,446	—	588,202
	2008	220,784	—		—	61,178	—	281,962

(1)	Salary includes contributions made by the employee to our 401(k) plan.

(2)	Bonus payments for 2009 were made in February 2010.

(3)	Bonus payments for 2010 were made in March 2011.

(4)	Represents the grant date fair value of stock awards computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, excluding the effect of estimated forfeitures. See Note 11 “Stockholder’s Equity”, to our Audited Consolidated Financial Statements for the year ended December 31, 2010, for the assumptions made in determining stock compensation values. The stock awards to Dr. Dhillon include compensation expense related to 2008 restricted stock award of 75,000 shares, at a fair value of $0.87 per share. Pursuant to completion of our merger with VGX, all shares became fully vested.

(5)	Represents the grant date fair value of stock options computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 11 “Stockholder’s Equity”, to our Audited Consolidated Financial Statements for the year ended December 31, 2010 for the assumptions made in determining stock compensation values.

(6)	For fiscal 2010 includes 401(k) match amounts. For fiscal 2009, amount consists of $141,000 related to vacation payouts and $4,000 of 401(k) match. For fiscal 2008, amount consists of $6,000 of 401(k) match and $13,000 of travel expenses for Dr. Dhillon’s spouse, reimbursed pursuant to our travel policy.

(7)	Includes closing bonuses issued in connection with our merger with VGX per employee agreements (payments were made in June 2009) and 2009 bonuses (payments were made in February 2010). We agreed to the provision of such closing payments as an incentive to retain these named executive officers’ services post-merger, in recognition of the fact that each of them would have been eligible for full severance under his prior employment agreement had he terminated employment in conjunction with the merger, and in recognition of their agreements to alter the structure and scope of his prior severance arrangements in his new employment agreement.

(8)	Includes closing bonuses issued in connection with our merger with VGX per employee agreements (payments were made in June 2010) and 2010 bonuses (payments were made in March 2011). See note (7) above.

Grants of Plan Based Awards

There were no stock or option awards or other plan-based awards granted to our named executive officers during 2010.

Options Exercised Table

There were no options exercised by our named executive officers during 2010.

Outstanding Equity Awards at Fiscal Year-End Table

The following tables set forth certain information with respect to outstanding equity awards held by the named executive officers at December 31, 2010.

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date
Dr. J. Joseph Kim	981,200		1.27	05/01/2016
	588,720		1.27	01/18/2017
	245,300		1.27	09/28/2017
	196,240		1.27	09/12/2018
	140,000	140,000	1.57	9/30/2019

	2,151,460	140,000

Dr. Avtar Dhillon	100,000		2.08	10/09/2011
	25,000		1.64	04/28/2012
	124,999		1.96	06/27/2012
	12,499		1.00	10/24/2012
	62,500		1.08	01/09/2013
	81,249		2.52	08/07/2013
	37,499		5.00	11/06/2013
	125,000		5.00	12/31/2013
	150,000		3.82	01/14/2015
	75,000		2.89	03/06/2016
	225,000		3.16	03/07/2017
	75,000		0.87	02/01/2018
	100,000		0.50	12/09/2018
	62,500	62,500	1.57	09/30/2019

	1,256,246	62,500

Peter D. Kies	37,500		1.96	06/27/2012
	7,500		1.00	10/24/2012
	12,500		1.24	03/24/2013
	14,375		2.52	08/07/2013
	20,000		4.46	02/24/2015
	45,000		2.89	03/06/2016
	75,000		3.16	03/07/2017
	30,000		0.87	02/01/2018
	60,000		1.06	07/09/2018
	40,000		0.50	12/09/2018
	42,500	42,500	1.57	09/30/2019

	384,375	42,500

Employment Agreement with J. Joseph Kim

Under an executive employment agreement, J. Joseph Kim, Ph.D. serves as our Chief Executive Officer. The agreement provides that Dr. Kim is entitled to receive an annual salary of $254,616, subject to upward adjustment. He is also eligible to receive an incentive cash bonus up to the amount, based upon the criteria as may be determined by our Board and targeted at 30% or more of the base salary. In addition to the salary and cash bonus, he is also entitled to participate in our employee benefit plans or programs, and shall be entitled to such other fringe benefits, as are from time to time adopted by the our Board. Dr. Kim’s current base salary is $378,000.

Under Dr. Kim’s employment agreement, if we terminate his employment at any time without cause, as defined in the employment agreement, Dr. Kim is entitled to receive severance compensation in the form of monthly payments of his then-current base salary and of the pro rata bonus amount for a period of 24 months following the effective date of such termination. The pro rata bonus amount shall mean one-twelfth of the greater of (A) the most recent annual cash bonus paid prior to his termination, or (B) the average of the three most recent annual cash bonuses paid prior to his termination. We will also continue to pay his COBRA premiums for 18 months thereafter.

If Dr. Kim is terminated as a result of change-in-control, Dr. Kim is entitled to receive payments due to him under the conditions of termination without cause as outlined above and a lump-sum cash severance payment equal to his then-current monthly base salary and the pro rata bonus amount multiplied by 24 but discounted to present value based on applicable federal rate under the Code.

For purposes of Dr. Kim’s employment agreement, “cause” means (1) conviction of Dr. Kim of any felony; (2) participation by Dr. Kim in any fraud or act of dishonesty against us; (3) material violation by Dr. Kim of (i) any contract between us and Dr. Kim, or (ii) any statutory duty of Dr. Kim to us; (4) conduct of Dr. Kim that, based upon a good faith and reasonable factual investigation and determination by our Board, demonstrates Dr. Kim’s gross unfitness to serve; or (5) the continued, willful refusal or failure by Dr. Kim to perform any material duties reasonably requested by our Board; provided, however, that in the case of conduct described in clauses (3), (4) and (5) above, such conduct shall not constitute “cause” unless (a) our Board shall have given Dr. Kim written notice setting forth with specificity (i) the conduct deemed to constitute “cause,” (ii) reasonable action that would remedy the objectionable conduct and (iii) a reasonable time (not less than 10 days) within which Dr. Kim may take such remedial action, and (b) Dr. Kim shall not have taken such specified remedial action within such specified reasonable time.

Under the employment agreement, a “change in control” shall be deemed to have occurred upon:

(i) an acquisition by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) our then outstanding shares of common stock of or (B) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; excluding, however, the following: (1) any acquisition directly from us, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from us; (2) any acquisition by us; and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by us;

(ii) a change in the composition of our Board such that during any period of two consecutive years, individuals who at the beginning of such period constitute our Board, and any new director (other than a director designated by a person who has entered into an agreement with us to effect a transaction described in clause (i), (iii) or (iv) of this definition whose election by our Board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof;

(iii) the approval by our stockholders of a merger, consolidation, reorganization or similar corporate transaction, whether or not we are the surviving corporation in such transaction, in which outstanding shares of our common stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing 51% or more of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (of either our securities or securities of another company) or cash or other property;

(iv) the approval by our stockholders of the issuance of shares of our common stock in connection with a merger, consolidation, reorganization or similar corporate transaction in an amount in excess of 49% of the number of shares of our common stock outstanding immediately prior to the consummation of such transaction; or

(v) the approval by our stockholders of (A) the sale or other disposition of all or substantially all of our assets or (B) our complete liquidation or dissolution.

Employment Agreements with Avtar Dhillon, M.D.

On December 21, 2010, we entered into an Amended and Restated Employment Agreement with Dr. Dhillon, pursuant to which he serves as our Executive Chairman. The Agreement has a term of two years and provides for an initial base annual salary of $378,000, which base salary will be reviewed annually by our Board. Dr. Dhillon is eligible to receive such stock options as may be approved by our Board, is entitled to five weeks paid vacation per year, and is eligible to participate in all additional fringe benefits we offer to our employees. Pursuant to his agreement, within two and a half months of the beginning of each fiscal year, the Compensation Committee and Dr. Dhillon shall agree to his performance milestones and the amount of bonus for which Dr. Dhillon will be eligible if such milestones are achieved.

We may terminate Dr. Dhillon at any time for cause and upon 30 days notice without cause, and Dr. Dhillon’s employment is automatically terminated upon his death or permanent disability. In addition, Dr. Dhillon may terminate his employment (i) at any time upon providing six weeks’ notice in writing to us, (ii) upon a material breach or default of any term of the employment agreement by us, including any reduction in salary, if such material breach or default has not been remedied within 15 days after written notice of the material breach or default has been delivered by Dr. Dhillon to us, (iii) for good reason, or (iv) upon a change of control that closes after the one year anniversary of his agreement, as each of those terms is defined in the agreement.

In the event of the termination of his agreement for any reason, we will provide Dr. Dhillon, upon receipt of an executed release of claims in favor of us: (i) any earned but unpaid salary as of the date of termination, (ii) any accrued but unused vacation pay as of such date, and (iii) any unreimbursed business expenses incurred as of the termination date. If Dr. Dhillon terminates his agreement due to our material breach or default, for good reason or upon a change of control that occurs after the one year anniversary of the date of his agreement, or if we terminate Dr. Dhillon without cause or upon death or disability, we will also pay Dr. Dhillon (or his estate as applicable) an amount equal to the annual bonus, if any, most recently paid to Dr. Dhillon, multiplied by the fraction of which the number of days between the fiscal year end related to the bonus and the date of termination is the numerator, and 365 is the denominator. In addition, if the employment agreement terminates under such circumstances, we will also pay Dr. Dhillon an amount equal to twelve months of his annual base salary. Such payments will be made on a pro-rata basis on our regularly scheduled payroll periods for a period of twelve months following the effective date of such termination.

For purposes of his agreement, (i) “cause” is defined as the occurrence of any of the following events: (a) Dr. Dhillon acts unlawfully, dishonestly, in bad faith or grossly negligent with respect to our business as determined by our Board; (b) Dr. Dhillon commits any crime or fraud against us or our property or the conviction of Dr. Dhillon of any felony offense or crime reasonably likely to bring discredit upon Dr. Dhillon or us; or (c) a material breach or default of any term of his agreement by Dr. Dhillon if such material breach or default remains unremedied 30 days after we deliver written notice of the material breach or default to Dr. Dhillon; (ii) “change of control” is defined as the occurrence of any of the following: (a) a majority of our directors elected at any annual or special general meeting of our stockholders are not individuals nominated by us then incumbent Board; (b) there is the occurrence of an event whereby any person or entity becomes the beneficial owner of shares representing 50% or more of the combined voting power of our voting securities; or (c) we merge or consolidate with one or more corporations as a result of which, immediately following such merger or consolidation, our stockholders as a group, as they were immediately prior to such event, will hold less than a majority of the outstanding capital stock of the surviving corporation; and (iii) “good reason” means any of the following, without Dr. Dhillon’s written consent: (a) Dr. Dhillon ceases to report directly to our Board, or (b) any other material reduction occurs in Dr. Dhillon’s duties, position, authority, title or responsibilities relative to the duties, position, authority or responsibilities in effect immediately prior to such reduction; provided that we have not cured or remedied such good reason within 15 days after written notice of the good reason from Dr. Dhillon.

Employment Agreements with Peter D. Kies

Employment Agreement with Peter Kies effective June 1, 2009 to December 28, 2010

We entered into an employment agreement with Mr. Kies effective upon the closing of the merger with VGX. The employment agreement provided for an annual base salary of $230,000, subject to upward adjustment yearly by the Compensation Committee. Upon the effective time of the merger with VGX, Mr. Kies received a closing payment equal to six months of his current annual salary and, upon the six-month anniversary of the effective time of the merger, Mr. Kies received an additional closing payment equal to six months of his current annual salary. We agreed to provision of such closing payment as an incentive to retain Mr. Kies’ services post-merger, in recognition of the fact that he would have been eligible for full severance under his prior employment agreement had Mr. Kies terminated employment in conjunction with the merger, and in recognition of Mr. Kies’ agreement to alter the structure and scope of his prior severance arrangements in his new employment agreement.

Employment Agreement with Peter Kies effective December 28, 2010

On December 27, 2010, we entered into a new employment agreement with Mr. Kies. The employment agreement provided for an annual base salary of $230,000, subject to upward adjustment yearly by the Compensation Committee. Each fiscal year, the Compensation Committee and Mr. Kies shall agree to his performance milestones and the amount of bonus for which Mr. Kies will be eligible if Mr. Kies as Chief Financial Officer achieves such milestones.

If Mr. Kies is terminated involuntary without cause, other than on account of death, Mr. Kies shall receive severance payments in the form of monthly payments of his base salary and COBRA premiums for a period of twelve months.

If Mr. Kies terminates the agreement due to our material breach or default, a change in his position or duties or a company relocation of his position without his consent within the initial term of the agreement or after a change of control, or we terminate Mr. Kies without cause or upon death or disability, Mr. Kies (or his estate as applicable) may be entitled to an amount equal to the annual bonus, if any, multiplied by the fraction of which the number of days between the fiscal year end related to the bonus and the date of termination is the numerator, and 365 is the denominator.

In addition, for purposes of the employment agreement, we may immediately terminate Mr. Kies for “cause” upon the occurrence of any of the following events: (i) Mr. Kies acts unlawfully, dishonestly, in bad faith or grossly negligent with respect to our business as determined by our Board (in some cases, upon completion of a reasonable investigation and provision of a detailed report of the results of such investigation to Mr. Kies); (ii) Mr. Kies commits any crime or fraud against us or our property or the conviction of employee of any felony offense or crime reasonably likely to bring discredit upon the employee or us; or (iii) a material breach or default of any term of the employment agreement by Mr. Kies if such material breach or default remains unremedied 30 days after we deliver written notice of the material breach or default to Mr. Kies.

Had termination without cause or a change of control event occurred as of December 31, 2010, our named executive officers would have received the following payments over a twenty-four month period for Dr. Kim and a twelve-month period for Dr. Dhillon and Mr. Kies.

Named Executive Officer	Potential Change of Control Payments
Dr. J. Joseph Kim	$946,890
Dr. Avtar Dhillon	$498,960
Peter Kies	$293,250

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was during 2010 an employee, or is or ever has been an officer, of our company. None of our executive officers has served during 2010 as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of our Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the matters contained under the title Compensation Discussion and Analysis, of this Proxy Statement with our management and, based on such review and discussions we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement. Portions of this Proxy Statement, including the Compensation Discussion and Analysis, have been incorporated by reference into the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2010.

Respectfully submitted,

Morton Collins (Chair)

Simon X. Benito

David J. Williams

Dated: March 4, 2011

Equity Compensation Plan Information

The following table sets forth our equity compensation plan information as of December 31, 2010. All of our equity compensation plans have been approved by our security holders, and we assumed the VGX stock options as a result of the merger with VGX.

Plan	Number of securities to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
2007 Omnibus Incentive Plan	3,054,684	$1.27	2,140,103
Amended 2000 Stock Option Plan	1,846,433	3.17	—
VGX stock options assumed in merger	7,748,851	1.18	—

	12,649,968	$1.49	2,140,103

As of January 1, 2011 the number of securities available for future issuance under the 2007 Omnibus Incentive Plan increased by 2,055,331.

Certain Relationships and Related Transactions

Since January 1, 2010, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest, except for the transaction described in the following paragraphs.

On March 24, 2011, we completed the sale of certain assets related to certain non-DNA vaccine technology and intellectual property relating to selective electrochemical tumor ablation (“SECTA”) to OncoSec Medical Incorporated, or OncoSec, pursuant to an Asset Purchase Agreement dated March 14, 2011 by and between the Company and OncoSec.

We will receive $3.0 million in scheduled payments over a period of two years from the closing date and a royalty on commercial product sales related to the SECTA technology.

Pursuant to a cross-license agreement dated March 21, 2011, we obtained a fully paid-up, exclusive, worldwide license to certain of the SECTA technology patents in the field of gene or nucleic acids, outside of those encoding cytokines, delivered by electroporation. We also granted to OncoSec a non-exclusive, worldwide license to certain non-SECTA technology patents in the SECTA field for the following consideration:

(a)	a fee for any sublicense of our technology;

(b)	a royalty on net sales of any business developed with our technology; and

(c)	repayment by OncoSec for any amount we pay to the licensor of our technology that is a direct result of the license.

Our Executive Chairman, Avtar Dhillon, M.D., is also a non-executive Chairman of OncoSec. Based on information obtained in OncoSec’s SEC filings, we believe that Dr. Dhillon currently holds greater than 10% of the outstanding common stock of OncoSec.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and has further directed that the appointment of the independent registered public accounting firm be submitted for ratification by our stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and voting at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP.

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2010 and 2009 by Ernst & Young LLP:

Year	Audit Fees	Tax Fees	Total Fees
2010	$726,560	$160,818	$887,378
2009	$831,801	$75,994	$907,795

Audit Fees. Audit fees consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements and internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports and 2009 review of the Form S-4 related to the merger with VGX.

Tax Fees. Tax fees include fees for services performed by the professional staff in the tax department of Ernst & Young LLP except for those tax services that could be classified as audit services. These include tax compliance and various tax consultation fees.

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to our Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. Our Audit Committee approved all “Tax Fees” listed in the table above pursuant to its pre-approval policies and procedures.

Our Board unanimously recommends that you a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.

PROPOSAL NO. 3

NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to vote on the compensation of our named executive officers as disclosed in this Proxy Statement. We must submit this non-binding, advisory vote to our stockholders no less frequently than once every three years. At the 2010 Annual Meeting, our stockholders will vote whether to approve the following non-binding, advisory resolution on the approval of the compensation of the named executive officers:

“RESOLVED, that the stockholders of the Company approve the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement with respect to its 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the compensation disclosure and analysis, or CD&A, the compensation tables and the narrative disclosures that accompany those tables in the Company’s proxy statement for its 2011 annual meeting of stockholders.”

The compensation of our named executive officers that is the subject of the foregoing resolution is the compensation disclosed in the sections titled “Compensation Discussion and Analysis,” “Executive Compensation,” “Summary Compensation Table,” “Grants of Plan-Based Awards,” “Options Exercised,” and “Outstanding Equity Awards at Fiscal Year End,” and the accompanying narrative disclosures. You are encouraged to carefully review these sections.

The section of this Proxy Statement titled “Compensation Discussion and Analysis” includes a detailed discussion of each of the following as it relates to our named executive officers:

•	the objectives of our compensation programs;

•	what our compensation programs are designed to reward;

•	each element of compensation;

•	why we choose to pay each element of compensation;

•	how we determines the amount, and, where applicable, the formula, for each element to pay; and

•	how each compensation element and our decisions regarding that element fit into our overall compensation objectives.

The Compensation Committee evaluated the named executive offices performance in 2010 and concluded that they had earned a 5% based salary increase, effective March 2011, primarily due to the execution of the fiscal 2010 strategy and corporate objectives. During 2010, there were no changes to named executive officers compensation.

Our Board unanimously recommends that you approve the foregoing resolution for the same reasons that we decided to provide this compensation to its named executive officers as articulated in the “Compensation Discussion and Analysis” section.

Vote Required; Effect of Vote

The approval of the resolution in this Proposal 3 requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Abstentions and broker non-votes could prevent the approval of Proposal 3 because they do not count as affirmative votes.

The resolution that is the subject of this Proposal 3 is a non-binding, advisory resolution. Accordingly, the resolution will not have any binding legal effect regardless of whether it is approved or not and will not be construed as overruling a decision by us or our Board or to create or imply any change to the fiduciary duties of our Board or any additional fiduciary duties for us or our Board. Furthermore, because this non-binding, advisory resolution primarily relates to compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity of us to revisit those decisions. However, our Compensation Committee does intend to take the results of the vote on this Proposal 3 into account in its future decisions regarding the compensation of our named executive officers.

Recommendation of our Board

Our Board unanimously recommends a vote “FOR” the approval of this resolution under Proposal 3.

PROPOSAL NO. 4

NON-BINDING, ADVISORY VOTE ON FREQUENCY OF FUTURE NON-BINDING,

ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to vote to determine whether we should submit to stockholders a non-binding, advisory vote on executive compensation similar to Proposal 3 of this Proxy Statement every one, two or three years. We will present stockholders with this non-binding, advisory proposal in our proxy statement no less frequently than once every six years.

The enclosed proxy card provides you with choices on this item. You may vote that we submit a proposal to our stockholders for approval of the compensation of our named executive officers every year, every two years or every three years. You may also abstain from voting on this item. However you decide to vote, you are not voting to approve or disapprove the recommendation of our Board with respect to this item.

Our Board believes that, of the three choices, submitting a non-binding, advisory vote on executive compensation to stockholders every three years is the most appropriate choice. We believe that stockholder feedback every three years will be more useful as it will provide stockholders with a sufficient period of time to evaluate the overall compensation of our named executive officers, the components of that compensation and the effectiveness of that compensation. The amount of compensation and mix of components of such compensation in any one year may differ from year to year, and the three-year period will provide stockholders with a more complete view of the amount and mix of that compensation. The triennial vote on executive compensation will provide stockholders with the benefit of assessing over a period of years whether the components of the compensation paid to our named executive officers have achieved positive results for us.

In particular, the three-year period will provide stockholders with the ability to assess the effectiveness of our awards of long-term incentive compensation. A triennial vote will enable our stockholders to evaluate the effectiveness of long-term equity incentive awards, which is a significant portion of executive compensation, in achieving these objectives over a longer period of time, which is consistent with the long-term nature of this form of compensation and our corresponding long-term business strategies and objectives.

Vote Required; Effect of Vote

The approval of one of the three alternatives in this Proposal 4 requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Abstentions and broker non-votes could prevent the approval of one of the three alternatives under Proposal 4 because they do not count as affirmative votes. Because there are three alternatives, it is possible that none of the three choices will receive a majority. In that case, applicable law provides that none of the three alternatives will be considered to have been approved. However, stockholders will still be able to communicate their preference with respect to this vote by choosing from among these three alternatives.

The vote regarding Proposal 4 is non-binding and advisory. However, our Board intends to take the results of the vote on this Proposal 4 into account in its decision regarding the frequency with which we submit non-binding, advisory votes on executive compensation to stockholders in the future.

Recommendation of Our Board

Our Board unanimously recommends a vote to hold a non-binding, advisory vote on executive compensation every three years under Proposal 4.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of our common stock. Officers, directors and 10% or greater stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such reports furnished to us, management believes that all officers, directors and greater than ten percent stockholders complied with the filing requirements of Section 16(a) for the year ended December 31, 2010.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholders’ proposals, including proposals under Rule 14a-8 under the Exchange Act, intended to be presented at the next Annual Meeting of Stockholders to be held in 2012 must be received at our principal executive offices no later than December 17, 2011, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals must comply with the proxy rules relating to stockholder proposals to be included in our proxy materials. Pursuant to our bylaws, stockholders who wish to submit a proposal for consideration at our 2012 Annual Meeting of Stockholders, including a nomination for director, but who do not wish to submit a proposal for inclusion in our proxy statement, also must deliver a copy of their proposal no later than January 16, 2012, unless the date of the 2012 Annual Meeting of Stockholders has been advanced by more than 30 calendar days from the date contemplated herein, in which case the proposal must be received by us no later than the close of business on the 15th business day following the date on which the 2012 Annual Meeting of Stockholders is publicly announced.

A director nomination proposal must include the information set forth in our bylaws and as described under “Director Nominations” above. In the case of other stockholder proposals other than with respect to stockholder proposals relating to director nomination(s), a stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and (ii) as to the stockholder giving the notice, the same information regarding the proposing stockholder and any Stockholder Associated Persons as set forth under our bylaws and as described under “Director Nominations” above.

Proposals should be delivered to Inovio Pharmaceuticals, Inc., 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422, Attn: Corporate Secretary. To avoid controversy and establish timely receipt, it is suggested that stockholders send their proposals by certified mail, return receipt requested. Otherwise, we may exercise discretionary voting with respect to such stockholder’s proposal pursuant to authority conferred on us by proxies to be solicited by our Board and delivered to us in connection with the meeting. You are also advised to review our bylaws, which may be requested in writing from our Secretary at the address above and which contain additional requirements about advance notice of stockholder proposals.

ANNUAL REPORT

We are mailing our Annual Report for the fiscal year ended December 31, 2010 to stockholders of record as of March 28, 2011. Our Annual Report does not constitute, and should not be considered, a part of this Proxy Statement.

A copy of our Annual Report will be furnished without charge upon receipt of a written request of any person who was a beneficial owner of our common stock on March 28, 2011. Requests should be directed to Inovio Pharmaceuticals, Inc., 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422; Attention: Investor Relations.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which our Board intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment. Your cooperation in giving this matter your immediate attention and returning your proxies will be appreciated.

By Order of the Board of Directors

J. Joseph Kim, Ph.D.

Chief Executive Officer

Dated: April 11, 2011

Blue Bell, Pennsylvania

INOVIO PHARMACEUTICALS, INC. 11494 SORRENTO VALLEY RD SUITE A SAN DIEGO, CA 92121

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M35098-Z55250 KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

INOVIO PHARMACEUTICALS, INC.

1. To elect the following directors to serve for a term ending upon the 2012 Annual Meeting of Stockholders and until their successors are elected and qualified.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

NOMINEES:	☐	☐	☐	___________________________________

01) Avtar S. Dhillon, M.D. 02) J. Joseph Kim, Ph.D. 03) Simon X. Benito	04) Morton Collins, Ph.D. 05) Keith H. Wells, Ph.D.

		For	Against	Abstain

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Inovio for the year ending December 31, 2011.		☐	☐	☐
3. To approve, by a non-binding vote, the resolution contained in Inovio’s proxy statement regarding compensation of Inovio’s named executive officers described in the accompanying proxy statement.		☐	☐	☐
	1 Year	2 Years	3 Years	Abstain
4. To determine, by a non-binding vote, the frequency with which Inovio will submit to its stockholders for approval the compensation of Inovio’s named executive officers.	☐	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
The undersigned also acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

Signature (PLEASE SIGN WITHIN BOX) Date Signature (Joint Owners) Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2011:

Copies of the proxy statement and our 2010 Annual Report to stockholders are also available online at www.inovio.com.

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M35099-Z55250

INOVIO PHARMACEUTICALS, INC. PROXY ANNUAL MEETING OF STOCKHOLDERS OF INOVIO PHARMACEUTICALS, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Dr. J. Joseph Kim, President and Chief Executive Officer and a director of Inovio Pharmaceuticals, Inc., and Dr. Avtar S. Dhillon, Executive Chairman of the Board and a director of Inovio Pharmaceuticals, Inc., and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Inovio Pharmaceuticals, Inc. (including shares of Series C Cumulative Convertible Preferred Stock that are convertible into shares of common stock) held of record by the undersigned as of March 28, 2011, at the Annual Meeting of Stockholders to be held on May 13, 2011, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF INOVIO FOR THE YEAR ENDING DECEMBER 31, 2011, FOR THE ADVISORY RESOLUTION REGARDING EXECUTIVE COMPENSATION AND FOR THREE YEARS AS THE FREQUENCY WITH WHICH INOVIO WILL SUBMIT TO ITS STOCKHOLDERS AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE CORPORATE SECRETARY OF INOVIO EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE ANNUAL MEETING AND VOTING IN PERSON. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, “FOR” RATIFICATION OF ERNST & YOUNG LLP AS INOVIO’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011, “FOR” THE ADVISORY RESOLUTION REGARDING EXECUTIVE COMPENSATION AND “FOR” THREE YEARS AS THE FREQUENCY WITH WHICH INOVIO WILL SUBMIT TO ITS STOCKHOLDERS AN ADVISORY VOTE ON EXECUTIVE COMPENSATION. IF YOU ARE VOTING BY MAIL, PLEASE MARK, SIGN, DATE, AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)